NEWS                                                          BAUSCH
                                                              & LOMB
                                                     One Bausch & Lomb Place
                                                     Rochester, NY 14604-2701



For further information contact:
Holly Houston
716-338-8064 office
800-405-5314 pager
716-473-7104 home



BAUSCH & LOMB REVISES SALES AND EARNINGS ESTIMATES FOR 2000 AND 2001
- 2000 EPS before one-time events in range of $2.69 to $2.72; 2001 EPS in range of $2.87 to $2.92
-  Company is taking aggressive actions to address recently identified issues
-  Strategic initiatives for long-term growth are on track
- President and Chief Operating Officer position is eliminated; Carl Sassano to leave Bausch & Lomb


 FOR RELEASE THURSDAY, AUGUST 24, 2000

 	ROCHESTER, N.Y. - Following an intensive midyear global review of its businesses, Bausch & Lomb (NYSE:BOL) is revising its sales and earnings estimates for the remainder of 2000 and for full year 2001. Based on this review and quarter-to-date operating performance, the company has identified market trends and business issues that will impact financial results over the next 12 to 18 months. Excluding the impact of the recent acquisition of Groupe Chauvin, total company revenues for the remainder of 2000 are now expected to be essentially flat to down slightly from 1999. Including the acquisition of Groupe Chauvin, revenues for the remainder of 2000 are expected to grow in the range of two to four percent. Earnings per share, including the impact of the acquisition, should be approximately $0.70 to $0.72 in the third quarter, and approximately $0.83 to $0.85 in the fourth quarter, to end the year in the range of $2.69 to $2.72 before one-time items.

 For the year 2001, Bausch & Lomb is now expecting revenue growth in the mid-single digits, excluding the impact of the acquisition, and in the upper single digits inclusive of that acquisition. Earnings per share in 2001 should be in the range of $2.87 to $2.92.

 There are four basic issues leading to this reduction in revenue and earnings growth estimates:

- Slower growth in the vision care segment than the company previously projected
- Accelerated price pressure on U.S. multi-source (generic) pharmaceutical products
-  Product supply constraints in the surgical intraocular lens (IOL) business
-  Continued weakening of the Euro

	"We are deeply disappointed and frustrated to have to reduce our sales and earnings expectations for the remainder of 2000 and for 2001," said William M. Carpenter, chairman and CEO of Bausch & Lomb. "We are moving aggressively to address these issues and we are committed to taking the right actions to improve our 2001 results over these revised projections."

Carpenter continued, "Despite our disappointment, I want to emphasize that our recent analysis of our businesses has also validated our key initiatives for future growth. New contact lens products are yielding market share gains and significant improvements in profitability in our vision care business; increasing consumer demand and our technological leadership are driving robust growth in the refractive segment of our surgical business; and the development of Envision TD(TM), our breakthrough implant technology for treating back-of-the-eye diseases, is on track and remains the top development priority for our pharmaceutical business and the company. While we will move aggressively to improve our performance, we cannot and will not lose focus on maximizing the considerable potential of these initiatives.

"We have not yet had the opportunity to fully explore all of the potential corrective actions relating to the recently identified business issues and their implications," added Carpenter. "We are in the process of undertaking a complete review of how we are structured and how we manage each of our businesses to insure that we are providing long-term shareholder return. I promise that our response will be swift, comprehensive and effective. The number one priority of this management team is to develop and implement plans to improve our performance."

	Bausch & Lomb plans to update the investment community, no later than the date of its third-quarter earnings report, on its plans to improve the company's performance.

Vision Care:  Expectations for category growth have moderated

Bausch & Lomb had previously reported a slowing in market demand for contact lens care products in the U.S., impacting the amount of inventory carried by retail customers and company revenues to date. While Nielsen research data indicated modestly reduced consumer demand for all lens care products in the first half of 2000, data for the most recent few weeks - as well as customer orders - suggest that consumer demand is softening even further. Markets outside the U.S. appear to be following the same trend.

Bausch & Lomb also noted other factors complicating the outlook for the vision care segment. New products, such as PureVision(TM) continuous wear lenses, one-day lenses, and disposable specialty lenses such as SofLens66 toric have, so far, drawn more of their wearers from existing products rather than bringing new patients into the market, thus hastening the erosion of older categories without contributing new growth. In addition, with slower growth in the overall category, competitors are reducing prices to gain market share, resulting in lower revenue growth.

	Accordingly, the company has moderated its view of overall category growth, as well as the performance of its vision care business for the remainder of 2000 and 2001.  The company anticipates that revenues in the vision care business will be down slightly in the 2000 third quarter and up one to three percent in the fourth quarter.  For 2001, the company now expects the vision care business to grow in the low to mid-single digits, a pace that is consistent with the company's revised view of the growth of the overall category.

Pharmaceuticals: Accelerated price pressure on U.S. multi-source pharmaceutical products and weakening of the Euro

Bausch & Lomb has also revised expectations for its pharmaceuticals business both in the U.S. and Germany. During the second quarter, Bausch & Lomb reported a decline in revenue growth due to the significant impact of aggressive pricing competition in generic otic (ear) products in the U.S. While the company had expected the entry of competition to lead to a gradual pricing decline in this product line, the extent and speed of the price reductions were unprecedented. More recently, prices have been similarly eroding in the company's other multi-source products in the U.S.

	The company's Dr. Mann Pharma business in Germany, which represents about 40 percent of the total pharmaceuticals segment, is expected to be further impacted by the continued weakening of the Euro against the dollar.  Through the first half of this year, currency reduced the reported growth rate of
Bausch & Lomb's pharmaceuticals business by several points, and the company now expects to see the Euro impact total pharmaceuticals growth by about five percentage points in each of the next two quarters.

	Bausch & Lomb expects full year 2000 revenues in the pharmaceuticals segment, excluding the Groupe Chauvin acquisition, to decline 11 to 13 percent from
1999, with the third quarter down in the mid-teens and the fourth quarter down more than 20 percent, including the significant negative impact of currency.  Revenues in this business are expected to rebound to mid-to-upper single-digit growth in 2001.

Surgical: Product supply constraints in the intraocular lens (IOL) business

	The major, although decreasing, share of Bausch & Lomb's revenues and operating earnings in its surgical segment are currently derived from sales of high-margin intraocular lenses (IOLs) and other disposables for cataract procedures. Challenges in this part of the business stem from rapidly changing market dynamics in the U.S., which have been compounded by manufacturing and supply issues for silicone lenses.

	In the U.S. market, cataract surgeons are shifting away from traditional non-
foldable PMMA lenses in favor of foldable lens technologies.  While Bausch &
Lomb manufactures both lenses, the shift from PMMA has been even faster than anticipated.  Demand for the foldable silicone lenses has exceeded the company's ability to supply them.

	Bausch & Lomb has been aggressively consolidating the multiple IOL manufacturing facilities that were part of its acquisition of the Chiron Vision and Storz companies in the U.S. and Europe. The rapid integration of manufacturing processes and product lines has limited the company's ability to shift production to respond to increased demand for silicone lenses. The company estimates it will take six to nine months before it can reliably meet demand and expand distribution to new accounts.

	Bausch & Lomb's refractive surgery business - a key growth driver for the future - continues to grow robustly, with laser placements around the world and the U.S. exceeding expectations. However, in the U.S. the ramp-up in procedures performed on each new machine is not occurring as fast as originally estimated, since more of the placements have been in newly opened centers than first expected. The company still expects about $10 million in incremental revenue benefit from the U.S. launch of the Technolas 217(TM), but the makeup of those revenues will be more heavily skewed to laser sales than to the per-procedure fees, with an associated negative impact on operating margins.

Excluding the impact of the Groupe Chauvin acquisition, Bausch & Lomb now projects revenue growth for the surgical segment of approximately 12 percent for the full year 2000, and in the range of 10 percent for 2001.

President and Chief Operating Officer position eliminated; Carl Sassano leaves Bausch & Lomb

	In a related action announced today, Carpenter indicated that the position of
President and Chief Operating Officer is being eliminated, and that Carl
Sassano, who currently holds that position, will be leaving the company.

"Given the significant challenges - and the substantial opportunities - facing our operating units, I have decided that it is most appropriate to remove a layer of management, bringing me in even closer touch with the day-to-day activities of the business," said Carpenter. "Carl leaves the company with not only the personal appreciation and respect of our senior management and Board of Directors, but also the deep affection and admiration of the literally thousands of employees he has worked with, led, and mentored during an outstanding career at Bausch & Lomb that has spanned more than 25 years."

                                #   #   #
Investor Relations contact:
Angela J. Panzarella
716-338-6025 office
716-352-5145 home


        Investor Conference Call Information

        10:00 a.m. (ET)
        The News Media is invited to listen only on this call.
        Call-in Number: 913-981-4900
        Rebroadcast Number - 888-203-1112; Confirmation # 945084.
        The rebroadcast of the conference call will be available starting at 1:00 p.m. ET, August 24, through midnight August 25, 2000.

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This press release contains, among other things, certain statements of a forward-looking nature relating to future events or the future business performance of Bausch & Lomb. Such statements involve a number of risks and uncertainties including those concerning economic conditions, currency exchange rates, product development and introduction, the financial well-being of key customers, the successful execution of marketing strategies, the continued successful implementation of the restructuring effort in reducing costs and expenses of manufacturing processes and administrative functions, as well as the risk factors listed from time to time in the company's SEC filings, including but not limited to the Form 10-Q for the quarter ended June 24, 2000.

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Bausch & Lomb Incorporated is the preeminent global technology-based healthcare company for the eye, dedicated to helping consumers see, look and feel better through innovative technology and design. Its core businesses include soft and rigid gas permeable contact lenses, lens care products, ophthalmic surgical and pharmaceutical products. The company is advantaged with some of the most respected brands in the world starting with its name, Bausch & Lomb(R), and including SofLens(TM), PureVision(TM), Boston(R), ReNu(R), Storz(R) and Technolas(TM). Founded in 1853 in Rochester, N.Y., where it continues to have its headquarters, the company has annual revenues of approximately $1.8 billion and employs approximately 12,000 people in more than 50 countries. Bausch & Lomb products are available in more than 100 countries around the world. Additional information about the company can be found on Bausch & Lomb's Worldwide Web site at http://www.bausch.com.
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